EX-99.A11

(NJ-BLONDER TONGUE) (BDR) Blonder Tongue Announces Preliminary Results of Self Tender Offer


     OLD BRIDGE, N.J.--June 23, 1999--Blonder Tongue Laboratories, Inc. (AMEX:
"BDR") announced today the preliminary results of its "Dutch Auction" issuer tender offer, which expired at 5:00 P.M., New York City time, on June 22, 1999. Based on a preliminary count by American Stock Transfer & Trust Company, the depositary for the tender offer, approximately 1.6 million shares of common stock were tendered and 750,000 shares have been accepted for purchase at a price of $7.00 per share.

     Due to the over-subscription, shares tendered at or below the purchase price to be paid by the Company will be pro-rated, except for "odd lots" (holdings of fewer than 100 shares by a holder who tenders all of such shares in the tender offer), which will be purchased in full. The pro-ration factor is estimated to be approximately 92.69%, including shares tendered pursuant to guaranteed delivery.

     The determination of the specific shares to be purchased and the purchase price are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure.

     Blonder Tongue commenced the tender offer on May 17, 1999, at which time it announced its intention to purchase up to 750,000 shares of its common stock at a purchase price not greater than $8.00 nor less than $6.00 per share.

     As of June 22, 1999, Blonder Tongue had 8,291,803 shares of common stock outstanding. Following the purchase of shares tendered, Blonder Tongue will have approximately 7,541,803 shares of common stock outstanding.

     Blonder Tongue has obtained the funds necessary to purchase common stock in the tender offer by entering into an amended and restated loan agreement with its bank, expiring on September 30, 1999. The new loan agreement allows the Company to utilize its revolving line of credit with the bank to pay for stock purchased by the Company in the tender offer and all expenses of the Company incurred in the transaction as an interim measure pending the Company negotiating with the bank a separate lending facility under the loan agreement to be used for this purpose on or before September 30, 1999.

     Payment for shares validly tendered and accepted will be made promptly, subject to proper delivery of shares according to the terms of the tender offer.

     Blonder Tongue Laboratories is a designer, manufacturer, and supplier of a comprehensive line of electronics and systems equipment for the franchised and private cable television industries. Founded in 1950, Blonder Tongue has grown to be one of the leaders in cable television equipment manufacturing. For more information, please visit the Company's web site at www.blondertongue.com or contact the Company directly at (732) 679-4000.

     To receive Blonder Tongue's latest news releases and other corporate announcements via fax, at no cost, dial 1-800-PRO-INFO; use the Company's symbol BDR or visit The Financial Relations Board's web site at www.frbinc.com.


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     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The information set forth above includes "forward-looking" statements and, accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 1998 (See Item 1: Business and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

     CONTACT:    Blonder Tongue
                 James A. Luksch
                 Chairman, President and
                 Chief Executive Officer
                 732/679-4000
                          or
                 The Financial Relations Board
                 Susan Jayson - General Info, 212/661-8030
                 Brian Gill - Analyst Info, 212/661-8030
                 Deanne Eagle - Media Info, 212/661-8030